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Exhibit 16

May 21, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Commissioners:

We have read the statements made by Silicon Valley Research, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to
Item 4 of Form 8-K, as part of the Company's Form 8-K report dated May 21, 1999. We agree with the statements concerning our Firm in such Form 8-K; however, we make no comment regarding the statements contained in the fifth paragraph for which we have no basis to agree or disagree.

Yours very truly,

\s\ PricewaterhouseCoopers LLP